Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Prices
Private Offering of Senior Subordinated Notes
Baton Rouge, LA — April 9, 2010 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today that its wholly-owned subsidiary, Lamar Media Corp., has agreed to sell $400 million aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2018 (the “Notes”) through an institutional private placement. The proceeds, after the payment of fees and expenses, to Lamar Media of this offering are expected to be approximately $391 million. Subject to customary closing conditions, the closing of this offering is expected on or about April 22, 2010.
Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, (i) to purchase any or all of its outstanding 7 1/4% Senior Subordinated Notes due 2013 (the “7 1/4% Notes”) pursuant to the cash tender offer and consent solicitation it announced on April 8, 2010 or other means, (ii) to fund repayment of the Notes at maturity, or (iii) for general corporate purposes.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Notes.
The Notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
Forward-Looking Statements
This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds, including the repurchase of Lamar Media’s 7 1/4% Notes. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular, as well as Lamar Media’s ability to reach acceptable terms with respect to any repurchase of its 7 1/4% Notes.
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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offer and consent solicitation for the 7 1/4% Notes. The full details of the tender offer and the consent solicitation, including complete instructions on how to tender notes and deliver consents, will be included in an offer to purchase and consent solicitation statement. Holders of the 7 1/4% Notes are strongly encouraged to read carefully the offer to purchase and consent solicitation statement and any related materials because they will contain important information. Holders of the 7 1/4% Notes will receive any such materials free of charge from Lamar Media and may obtain free copies of these materials from the information agent for the tender offer and the consent solicitation.
Contact:
Lamar Media Corp.
Keith Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com